Exhibit 4.41

Summary in English of the TVI Merger Agreement

Corporativo Vasco de Quiroga, S.A. de C.V. (“CVQ”), a wholly owned subsidiary of Grupo Televisa, S.A.B., entered into a merger agreement with Grupo TVI Telecom, S.A. de C.V. (“GTVI”), owner of 38.77% of the equity interest of Televisión Internacional, S.A. de C.V. (“TVI”) (the “Merger Agreement”), notarized pursuant to public deed number 56,102 dated March 4, 2016, granted before Patricio Garza Bandala, notary public number 18 of Mexico City.

A.            Merger

Upon effectiveness of the merger, GTVI merged into CVQ and ceased to exist; CVQ assumed all the assets, liabilities and equity of GTVI, including any and all rights and obligations of GTVI. The merger was approved based on the financial statements of both CVQ and GTVI as of January 31, 2016, which were approved by the shareholders of both companies.

B.            Effectiveness of the merger

Given that CVQ agreed to pay any liability by any of the creditors of GTVI, pursuant to article 225 of the General Companies Law the merger is fully effective (i) between CVQ and GTVI and for any fiscal, accounting and financial matter, on the date of the Merger Agreement, and (ii) with respect to third-parties, once the merger is registered in the Public Registry of Commerce of Monterrey and Mexico City, respectively.

C.            Liabilities of Merged Companies

CVQ assumed all liabilities of GTVI at the time of the merger. Such liabilities will be paid by CVQ pursuant to their original terms.

D.            Effects of the Merger

As a result of the merger:

a)             GTVI ceased to exist and all of its assets, including 38.77% of the equity interest of TVI, are now owned by CVQ.

b)             CVQ acknowledged all agreements, of any nature, executed by GTVI, and has assumed all the obligations therewith.

c)              Each of the shareholders of GTVI became minority shareholders of CVQ. The shareholders of GTVI received Series “B” shares of the capital stock of CVQ.

After the merger, the shareholders of TVI are CVQ and Cable TV Internacional, S.A. de C.V.